Exhibit 10.3
Form of Grant Notice for Restricted Stock Award

URS Corporation
Restricted Stock Award
Grant Notice
(2008 Equity Incentive Plan)

URS Corporation (the “Company”), pursuant to its 2008 Equity Incentive Plan (the “Plan”), hereby grants to Participant the right to receive the number of shares of the Company’s Common Stock set forth below (“Award”).  This Award is subject to all of the terms and conditions as set forth herein and in the Restricted Stock Award Agreement and the Plan, each of which are attached hereto and incorporated herein in their entirety.  Defined terms not explicitly defined in this Grant Notice but defined in the Plan shall have the same definitions as in the Plan.

Participant:

Date of Grant:

Vesting Commencement Date:

Number of Shares Subject to Award:

Fair Market Value Per Share: $

Vesting Schedule:	The shares subject to the Award shall vest as set forth below:

(a)
Time-based vesting: 12.5% of the shares subject to the Award shall vest on each of the first four anniversaries of the Vesting Commencement Date, provided in each case that Participant’s Continuous Service has not terminated prior to such vesting date.

(b)
Time and performance-based vesting: 12.5% of the shares subject to the Award shall vest on each of the first four anniversaries of the Vesting Commencement Date, provided in each case that (i) Participant’s Continuous Service has not terminated prior to such vesting date and (ii) the Company has met the net income goal for the fiscal year immediately preceding such vesting date, as established by the Board during the first quarter of such fiscal year, and as confirmed by the Compensation Committee after the audited financial results for such fiscal year have been prepared by the Company, in the Committee’s sole discretion acting pursuant to the terms of the Plan (including, but not limited to, Section 2(hh) regarding permissible adjustments in the method of calculating the attainment of Performance Goals).

Additional Terms/Acknowledgements:  The undersigned Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Restricted Stock Award Agreement and the Plan.  Participant further acknowledges that this Grant Notice, the Restricted Stock Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the award of Common Stock in the Company and supersede all prior oral and written agreements on that subject with the exception of awards previously granted and delivered to Participant under the Plan.

URS Corporation	Participant:
By: _____________________________________ [NAME, TITLE]	By: _____________________________________ [NAME]
Date: ____________________________________
Attachments:	Restricted Stock Award Agreement and 2008 Equity Incentive Plan

Attachment I

RESTRICTED STOCK AWARD AGREEMENT

URS Corporation
2008 Equity Incentive Plan

Restricted Stock Award Agreement

Pursuant to the Restricted Stock Award Grant Notice (“Grant Notice”) and this Restricted Stock Award Agreement (collectively, the “Award”) and in consideration of your past services, URS Corporation (the “Company”) has awarded you a restricted stock award under its 2008 Equity Incentive Plan (the “Plan”) for the number of shares of the Company’s Common Stock subject to the Award indicated in the Grant Notice.  This Restricted Stock Award Agreement shall be deemed to be agreed to by the Company and you upon your execution of the Grant Notice to which it is attached.  Except where indicated otherwise, defined terms not explicitly defined in this Restricted Stock Award Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your Award are as follows:

15. Vesting.  Subject to the limitations contained herein, your Award shall vest as provided in your Grant Notice, and any portion of your Award that does not vest due to either the termination of your Continuous Service or the failure to satisfy a Performance Goal shall be canceled.  Notwithstanding the foregoing, your Award shall become vested in its entirety either (i) in the circumstances providing for accelerated vesting under the terms of your written Employment Agreement with URS Corporation, if any, as it may be amended from time to time (the “Employment Agreement”), while your Employment Agreement is in effect, or (ii) in the circumstances provided in Section 14(c) of the Plan with respect to a Change in Control occurring after the Date of Grant.  The shares subject to your Award will be held by the Company until your interest in such shares vests.  As each portion of your interest in the shares vests, the Company shall issue to you appropriate evidence representing such vested shares, either in the form of one or more stock certificates or as uncertificated shares in electronic form, or in any combination of the foregoing.

16. Number of Shares.  The number of shares subject to your Award may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan.

17. Payment.  This Award was granted in consideration of your past services to the Company and its Affiliates.  Subject to Section 10 below, you will not be required to make any payment to the Company with respect to your receipt of the Award or the vesting thereof.

18. Securities Law Compliance.  You will not be issued any shares of Common Stock under your Award unless either (a) such shares are then registered under the Securities Act or (b) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act.  Your Award must also comply with other applicable laws and regulations governing the Award, and you will not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

19. Transfer Restrictions.  Prior to the time that they have vested, you may not transfer, pledge, sell or otherwise dispose of the shares of Common Stock subject to the Award.  For example, you may not use shares subject to the Award that have not vested as security for a loan.  This restriction on the transfer of shares will lapse with respect to vested shares when such shares vest.  Notwithstanding the foregoing, you may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of your death, shall thereafter be entitled to receive vested shares as of the date of your death.

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20. Termination of Continuous Service.

(a) Except as may be provided in your Employment Agreement and subject to Section 1 hereof, in the event your Continuous Service terminates for reasons other than your death or Disability (as that term is defined in your Employment Agreement or the Plan, as applicable), you will be credited with the vesting that has accrued under your Award as of the date of your termination of Continuous Service.  Except as may be provided in your Employment Agreement and subject to Section 1 hereof, you will accrue no additional vesting of your Award following your termination of Continuous Service.  To the extent your Award is not vested on the date of your termination, it shall automatically lapse on such date.

(b) In the event your Continuous Service terminates due to your death, the Award automatically shall become vested in full as of the date of your death and your rights under the Award shall pass by will or the laws of descent and distribution; provided, however, that you may designate a beneficiary to receive your vested shares as set forth in Section 5 hereof.

(c) In the event your Continuous Service terminates due to your Disability (as that term is defined in your Employment Agreement or the Plan, as applicable), the Award automatically shall become vested in full as of the date of your termination of Continuous Service.

21. Restrictive Legends.  The shares issued under your Award shall be endorsed with appropriate legends determined by the Company as applicable.

22. Rights as a Stockholder. You shall exercise all rights and privileges of a stockholder of the Company with respect to the shares subject to your Award.  You shall be deemed to be the holder of the shares for purposes of receiving any dividends and other distributions which may be paid with respect to such shares and for purposes of exercising any voting rights relating to such shares, even if some or all of such shares have not yet vested; provided, however, that if any such dividends or distributions are paid in shares, such additional shares will be subject to the same forfeiture restrictions and restrictions on transferability as apply to the other shares of Common Stock subject to your Award.

23. Award not a Service Contract.  Your Award is not an employment or service contract, and nothing in your Award shall be deemed to (i) alter the terms of your Employment Agreement or (ii) create in any way whatsoever any obligation on your part to continue in the employ of the Company or any Affiliate thereof, or on the part of the Company or any Affiliate thereof to continue your employment or service.  In addition, nothing in your Award shall obligate the Company or any Affiliate thereof, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a director or consultant for the Company or any Affiliate thereof.

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24. Withholding Obligations.

(a) At the time your Award is made, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate thereof, if any, which arise in connection with your Award.  Such withholding obligations may be satisfied by your relinquishment of your right to receive a portion of the shares otherwise issuable to you pursuant to the Award; provided, however, that you shall not be authorized to relinquish your right to shares with a fair market value in excess of the amount required to satisfy the minimum amount of tax required to be withheld by law.

(b) Unless the tax withholding obligations of the Company and/or any Affiliate thereof are satisfied, the Company shall have no obligation to issue any stock certificates or uncertificated shares for such shares or release such shares from any escrow provided for herein.

25. Tax Consequences.   The acquisition and vesting of the shares may have adverse tax consequences to you that may be mitigated by filing an election under Section 83(b) of the Code.  Such election must be filed within thirty (30) days after the date of the grant of your Award.  YOU ACKNOWLEDGE THAT IT IS YOUR OWN RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(B), EVEN IF YOU REQUEST THE COMPANY TO MAKE THE FILING ON YOUR BEHALF.

26. Notices.  Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.  Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means.  You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

27. Miscellaneous.

(a)   The rights and obligations of the Company under your Award shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. Your rights and obligations under your Award may only be assigned with the prior written consent of the Company.

(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

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(c) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

28. Governing Plan Document.  Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.

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Attachment II

2008 EQUITY INCENTIVE PLAN